EXHIBIT 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of the capital stock of Vitesse Energy, Inc. (the “Company,” “we,” “our” or “us) is based upon the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws and applicable provisions of law. We have summarized certain portions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
Authorized Capital Stock
The authorized capital stock of the Company consists of 95,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Dividend Rights. Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount of and payment of any dividends will be within the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt service obligations, legal requirements or limitations, industry practice, and other factors deemed relevant by our board of directors. We have not adopted, and do not currently expect to adopt, a separate written dividend policy to reflect our board of director’s policy.
Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.
Liquidation Rights. Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.
Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.
The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock, have no conversion rights, and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our amended and restated certificate of incorporation authorizes our board of directors to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our board of directors may fix and determine the designation, relative rights, preferences and limitations of the shares of each such series of preferred stock. There are no present plans to issue any shares of preferred stock.
Anti-Takeover Effects of Certain Provisions in Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware Law
Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These include provisions that:
•prevent our stockholders from calling a special meeting or acting by written consent;
•require advance notice of any stockholder nomination for the election of directors or any stockholder proposal;
•provide for a plurality voting standard in contested director elections;
•authorize only our board of directors to fill director vacancies and newly created directorships;
•authorize our board of directors to adopt, amend or repeal our amended and restated bylaws without stockholder approval; and
•authorize our board of directors to issue one or more series of “blank check” preferred stock.

Section 203 of the DGCL
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, unless:
•the transaction is approved by the board of directors before the date the interested shareholder attained that status;
•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.
In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of Section 203 of the DGCL in our amended and restated certificate of incorporation.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our amended and restated certificate of incorporation or our amended and restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that such person is prohibited from being indemnified.
Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that such provision may not limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payment of dividends or stock purchases or redemptions, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (5) an officer in any action by or in right of the corporation. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted under Delaware law, no director or officer of the Company shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer.
Our amended and restated certificate of incorporation allows indemnification by the Company to the fullest extent permitted by law. Our amended and restated bylaws require indemnification, to the fullest extent permitted by law, of any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”) by reason of the fact that such person (or a person for whom such person is the legal representative) (i) is or was a director or officer of the Company (or any of its direct or indirect wholly owned subsidiaries), or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee, or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise, or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), against all liability, loss, and reasonable expenses (including, without limitation, reasonable attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred or suffered by such Covered Person in connection with such proceeding; provided that the foregoing shall not apply to a Covered Person with respect to a proceeding that was commenced by such Covered Person except under certain circumstances.
In addition, our amended and restated bylaws provides that the Company must pay the reasonable expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified.
The indemnification rights provided in our amended and restated certificate of incorporation and amended and restated bylaws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.
As permitted by Delaware law, our amended and restated certificate of incorporation authorizes us to purchase and maintain insurance to protect any current or former director or officer against claims and liabilities that such persons may incur in such capacities.
Exclusive Forum
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:
•any derivative action or proceeding brought on behalf of the Company;
•any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or its stockholders;
•any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of Delaware law or the Company’s amended and restated certificate of incorporation or amended and restated bylaws;
•any action or proceeding asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; or
•any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware.
However, if and only if the Court of Chancery of Delaware does not have jurisdiction, the action or proceeding may be brought in any other state or U.S. federal court located within the State of Delaware. Further, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the U.S. federal district courts will be the sole and exclusive forum for any complaint asserting a cause of action arising under U.S. federal securities laws.
Transfer Agent and Registrar
Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.
New York Stock Exchange Listing
Our common stock is listed on the NYSE under the ticker symbol “VTS.”